                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          LEADER FINANCIAL CORPORATION

                                      AND

                           UNION PLANTERS CORPORATION


                           DATED AS OF MARCH 8, 1996

                               TABLE OF CONTENTS

                                                                                                            PAGE
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
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

     1.1   Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.2   Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.4   Execution of Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE 2 - TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

     2.1   Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     2.2   By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     2.3   Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE 3 - MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

     3.1   Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.2   Anti-Dilution Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.3   Shares Held by Leader or UPC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.4   Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     3.5   Conversion of Stock Options; Restricted Stock  . . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE 4 - EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

     4.1   Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.2   Rights of Former Leader Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF LEADER  . . . . . . . . . . . . . . . . . . . . . . . . . .    7

     5.1   Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.2   Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.3   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.4   Leader Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.5   SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     5.6   Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     5.7   Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     5.8   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     5.9   Allowance for Possible Loan Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     5.10  Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.11  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.12  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.13  Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.14  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     5.15  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14


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     5.16  Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.17  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     5.18  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.19  Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     5.20  Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.21  State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     5.22  Charter Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

     6.1   Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     6.2   Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     6.3   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     6.4   SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.5   Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.6   Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     6.7   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.8   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     6.9   Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.10  Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.11  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.12  Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     6.13  Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    24

     7.1   Affirmative Covenants of Leader  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     7.2   Negative Covenants of Leader   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     7.3   Covenants of UPC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     7.4   Adverse Changes in Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     7.5   Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

ARTICLE 8 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

     8.1   Registration Statement; Joint Proxy Statement; Shareholder Approvals   . . . . . . . . . . . .    27
     8.2   Exchange Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     8.3   Applications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     8.4   Filings with State Offices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     8.5   Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     8.6   Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     8.7   Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     8.8   Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     8.9   Accounting and Tax Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     8.10  State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     8.11  Charter Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     8.12  Agreements of Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     8.13  Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     8.14  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     8.15  UPC Merger Subsidiary Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

                                                                                                            PAGE
                                                                                                            ----
ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . .    32

     9.1   Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     9.2   Conditions to Obligations of UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     9.3   Conditions to Obligations of Leader  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

ARTICLE 10 - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

     10.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     10.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
     10.3  Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . .    40

ARTICLE 11 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

     11.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     11.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.3  Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.5  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.6  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     11.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     11.8  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50
     11.9  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
     11.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
     11.11 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
     11.12 Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
     11.13 Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
     11.14 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52

Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53

                                LIST OF EXHIBITS


EXHIBIT NUMBER            DESCRIPTION
--------------            -----------
    1.                    Plan of Merger.  (Section  1.1).

    2.                    Form of Stock Option Agreement.  (Sections 1.4, 11.1).

    3.                    Form of Supplemental Letter.  (Sections 7.2, 11.1).

    4.                    Form of agreement of affiliates of Leader.  (Sections 8.12, 9.2(d)).

                          AGREEMENT AND PLAN OF MERGER


               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 8, 1996, by and between LEADER FINANCIAL CORPORATION ("Leader"), a Tennessee corporation having its principal office located in Memphis, Tennessee; and UNION PLANTERS CORPORATION ("UPC"), a Tennessee corporation having its principal office located in Memphis, Tennessee.


                                    PREAMBLE

               The Boards of Directors of Leader and UPC are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Leader by UPC pursuant to the merger of a wholly owned subsidiary of UPC to be organized under the Laws of the State of Tennessee ("UPC Merger Subsidiary") with and into Leader. At the effective time of such merger, the outstanding shares of the common stock of Leader shall be converted into the right to receive shares of the common stock of UPC (except as provided in Sections 3.3 and 3.4 of this Agreement). As a result, shareholders of Leader shall become shareholders of UPC and Leader shall continue to conduct its business and operations as a wholly owned subsidiary of UPC. The transactions described in this Agreement are subject to the approvals of the shareholders of UPC and Leader, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

               Immediately after the execution and delivery of this Agreement, as a condition and inducement to UPC's willingness to enter into this Agreement, Leader and UPC are entering into a stock option agreement pursuant to which Leader is granting to UPC an option to purchase shares of Leader Common Stock.

               Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

               NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

               1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, UPC Merger Subsidiary shall be merged with and into Leader in accordance with the provisions of Section 48-21-102 of the TBCA and with the effect provided in Section 48-21-108 of the TBCA (the "Merger"). Leader shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Leader and UPC and the Plan of Merger, in substantially the form of Exhibit 1, which has been approved and adopted by the Board of Directors of Leader and will be approved and adopted by the Board of Directors of UPC Merger Subsidiary and UPC (in its capacity as sole shareholder of UPC Merger Subsidiary) upon the organization of UPC Merger Subsidiary.

               1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

               1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of UPC and Leader approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law, and
(iii) the date on which all other conditions precedent to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party), provided the Effective Time may not occur prior to October 1, 1996.

               1.4 EXECUTION OF STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, Leader is executing and delivering to UPC a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 2, pursuant to which Leader is granting to UPC an option to purchase shares of Leader Common Stock.

                                   ARTICLE 2
                                TERMS OF MERGER

               2.1 CHARTER. The Charter of Leader in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

               2.2 BY-LAWS. The By-laws of Leader in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until otherwise amended or repealed.

               2.3 DIRECTORS AND OFFICERS. The directors of Leader in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation. The officers of Leader in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the By-laws of the Surviving Corporation.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

               3.1    CONVERSION OF SHARES.  Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of UPC, UPC Merger Subsidiary, Leader, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:
                         (a) Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
                         (b) Each share of UPC Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for one share of UPC Common Stock.
                         (c) Each share of Leader Common Stock (excluding shares held by any Leader Company or any UPC Company, in each case other than in afiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.525 of a share of UPC Common Stock (as subject to possible adjustment as set forth in Section 10.1(i) of this Agreement, the "Exchange Ratio"). Pursuant to the UPC Rights Agreement, each share of UPC Common Stock issued in connection with the Merger upon conversion of Leader Common Stock shall be accompanied by a UPC Right.

                 3.2 ANTI-DILUTION PROVISIONS. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 3.3 SHARES HELD BY LEADER OR UPC. Each of the shares of Leader Common Stock held by any Leader Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Leader Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of UPC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                 3.5      CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.

                          (a)     At the Effective Time, each option to
purchase or other right with respect to shares of Leader Common Stock pursuant to stock options, stock appreciation rights or other rights, including stock awards ("Leader Options") granted by Leader under the Leader Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock, and UPC shall assume each Leader Option, in accordance with the terms of the Leader Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) UPC and its Salary and Benefits Committee shall be substituted for Leader and the Committee of Leader's Board of Directors (including, if applicable, the entire Board of Directors of Leader) administering such Leader Stock Plan, (ii) each Leader Option assumed by UPC may be exercised solely for shares of UPC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of UPC Common Stock subject to such Leader Option shall be equal to the number of shares of Leader Common Stock subject to such Leader Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Leader Option shall be adjusted by dividing the per share exercise price under each such Leader Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause
(iii) of the preceding sentence, UPC shall not be obligated to issue any fraction of a share of UPC Common Stock upon exercise of Leader Options and any fraction of a share of UPC Common Stock that otherwise would be subject to a converted Leader Option shall represent the right to receive a cash payment upon exercise of such converted Leader Option equal to the product of such fraction and the difference between the market value of one share of UPC Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of UPC Common Stock at the time of exercise of an Option shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the last trading day preceding the date of exercise. In addition, notwithstanding the clauses (iii) and (iv) of the first sentence of this Section 3.5, each Leader Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. UPC and Leader agree to take all necessary steps to effectuate the foregoing provisions of this
Section 3.5.

                          (b)     As soon as practicable after the Effective
Time, UPC shall deliver to the participants in each Leader Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Leader Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and UPC shall comply with the terms of each Leader Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Leader Stock Plan, that Leader Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. Within 30 days after the Effective Time, UPC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of UPC Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                          (c)     All contractual restrictions or limitations
on transfer with respect to Leader Common Stock awarded under the Leader Stock Plans or any other plan, program, or Contract of any Leader Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or Contract, shall remain in full force and effect with respect to shares of UPC Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                          (d)     In approving this Agreement, Leader and the
Stock Option Committee appointed by the Board of Directors of Leader in accordance with paragraph 5(a) of the Leader Financial Corporation 1993 Stock Option and Incentive Plan agree not to permit the holders of options outstanding under such plan to receive cash upon the "Change in Control" of Leader in an amount equal to the excess of the "Market Value" of the Leader Common Stock subject to such option over the "Exercise Price" of the shares subject to such option in accordance with Section 12 of the Leader Financial Corporation 1993 Stock Option and Incentive Plan.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

                 4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, UPC and Leader shall cause the exchange agent selected by UPC (the "Exchange Agent") to mail to the former shareholders of Leader appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Leader Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Leader Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Leader Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the consideration to which any former holder of Leader Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Leader Common Stock for exchange as provided in this
Section 4.1. The certificate or certificates of Leader Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPC nor the Exchange Agent shall be liable to a holder of Leader Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Leader shall constitute ratification of the appointment of the Exchange Agent.

                 4.2 RIGHTS OF FORMER LEADER SHAREHOLDERS. At the Effective Time, the stock transfer books of Leader shall be closed as to holders of Leader Common Stock immediately prior to the Effective Time and no transfer of Leader Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Leader Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Leader in respect of such shares of Leader Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of UPC

Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Leader Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement.
However, upon surrender of such Leader Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF LEADER

                 Leader hereby represents and warrants to UPC as follows:

                 5.1 ORGANIZATION, STANDING, AND POWER. Leader is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Leader is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader.

                 5.2      AUTHORITY; NO BREACH BY AGREEMENT.

                          (a)     Leader has the corporate power and authority
necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Leader, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Leader Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger and consummation of the Merger by Leader. Subject to such requisite shareholder approval, this Agreement and the Plan of Merger (which for purposes of this sentence shall not include the Stock Option Agreement) represent legal, valid, and binding obligations of Leader, enforceable against Leader in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                          (b)     Neither the execution and delivery of this
Agreement or the Plan of Merger, as appropriate, by Leader, nor the consummation by Leader of the transactions contemplated hereby or thereby, nor compliance by Leader with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Leader's Charter or By-laws, or (ii) except as disclosed in Section 5.2 of the Leader Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Leader Company under, any Contract or Permit of any Leader Company, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Leader Company or any of their respective material Assets.

                          (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Leader of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

                 5.3      CAPITAL STOCK.

                          (a)     The authorized capital stock of Leader
consists of (i) 35,000,000 shares of Leader Common Stock, of which 9,917,916 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 10,879,697 shares will be issued and outstanding at the Effective Time, and (ii) 15,000,000 shares of preferred stock, $1.00 par value, of which no shares are, or will be, issued and outstanding as of the date of this Agreement or at the Effective Time, respectively. All of the issued and outstanding shares of capital stock of Leader are duly and validly issued and outstanding and are fully paid and nonassessable under the TBCA. None of the outstanding shares of capital stock of Leader has been issued in violation of any preemptive rights of the current or past shareholders of Leader. Leader has reserved 1,075,250 shares of Leader Common Stock for issuance under the Leader Stock Plans, pursuant to which options to purchase not more than 961,781 shares of Leader Common Stock are outstanding.

                          (b)     Except as set forth in Section 5.3(a) of this
Agreement, or as provided in the Stock Option Agreement there are no shares of capital stock or other equity securities of Leader outstanding and no outstanding Rights relating to the capital stock of Leader.

                 5.4      LEADER SUBSIDIARIES.  Leader has disclosed in Section
5.4 of the Leader Disclosure Memorandum all of the Leader Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Leader Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein of all Leader Companies). Leader or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Leader Subsidiary. No capital stock (or other equity interest) of any Leader Subsidiary are or may become required to be issued (other than to another Leader Company) by reason of any Rights, and there are no Contracts by which any Leader Subsidiary is bound to issue (other than to another Leader Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Leader Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Leader Subsidiary (other than to another Leader Company). There are no Contracts relating to the rights of any Leader Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Leader Subsidiary. All of the shares of capital stock (or other equity interests) of each Leader Subsidiary held by a Leader Company are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Leader Company free and clear of any Lien. Each Leader Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Leader Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader. The only Leader Subsidiary that is a depository institution is Leader Federal. Leader Federal is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Savings Association Insurance Fund. The minute book and other organizational documents for each Leader Subsidiary have been made available to UPC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

                 5.5      SEC FILINGS; FINANCIAL STATEMENTS.

                          (a)     Leader has filed and made available to UPC
all SEC Documents required to be filed by Leader since December 31, 1992 (the "Leader SEC Reports"). The Leader SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Leader SEC Reports or necessary in order to make the statements in such Leader SEC Reports, in light of the circumstances under which they were made, not misleading. None of Leader's Subsidiaries is required to file any SEC Documents.

                          (b)     Each of the Leader Financial Statements
(including, in each case, any related notes) contained in the Leader SEC Reports, including any Leader SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Leader and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Leader Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Leader as of December 31, 1994 and September 30, 1995, included in the Leader Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No Leader Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader or (ii) in connection with the transactions contemplated by this Agreement.

                 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the Leader Financial Statements made available prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader, and (ii) the Leader Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Leader contained in this Agreement.

                 5.8      TAX MATTERS.

                          (a)     All Tax Returns required to be filed by or on
behalf of any of the Leader Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Leader Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Leader Companies.

                          (b)     None of the Leader Companies has executed an
extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                          (c)     Adequate provision for any Taxes due or to
become due for any of the Leader Companies for the period or periods through and including the date of the respective Leader Financial Statements has been made and is reflected on such Leader Financial Statements.

                          (d)     Deferred Taxes of the Leader Companies have
been provided for in accordance with GAAP.

                          (e)     Each of the Leader Companies is in compliance
with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                          (f)     Except as set forth in Section 5.8 of the
Leader Disclosure Memorandum, none of the Leader Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                          (g)     There has not been an ownership change, as
defined in Internal Revenue Code Section 382(g), of the Leader Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1994.

                          (h)     Except as set forth in Section 5.8 of the
Leader Disclosure Memorandum, none of the Leader Companies is a party to any tax allocation or sharing agreement and none of the Leader Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Leader) has any Liability for taxes of any Person (other than Leader and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

                 5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Leader included in the most recent Leader Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Leader included in the Leader Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, in the reasonable opinion of management of Leader adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Leader Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Leader Companies as of the dates thereof.

                 5.10 ASSETS. Except as disclosed or reserved against in the Leader Financial Statements made available prior to the date of this Agreement, the Leader Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Leader Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Leader's past practices. All Assets which are material to Leader's business on a consolidated basis, held under leases or subleases by any of the Leader Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Leader Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the Leader Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 5.10 of the Leader Disclosure Memorandum, there are presently no claims pending under any such policies of insurance and no notices have been given by any Leader Company under such policies.

                 5.11 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of the Leader Companies are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Leader, there currently are not, any Defaults thereunder by Leader. A Leader Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. None of the Leader Companies or, to the Knowledge of Leader, their respective predecessors has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such Leader Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section 5.11 of the Leader Disclosure Memorandum, no Leader Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each Leader Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any Leader Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or except as disclosed in Section
5.11 of the Leader Disclosure Memorandum, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Leader Company.

                 5.12     ENVIRONMENTAL MATTERS.  Except as set forth in
Section 5.12 of the Leader Disclosure Memorandum:

                          (a)     To the Knowledge of Leader, each Leader
Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader.

                          (b)     To the Knowledge of Leader, there is no
Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Leader Company or any of its Operating Properties or Participation Facilities (or Leader in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Leader Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                          (c)     During the period of (i) any Leader Company's
ownership or operation of any of their respective current properties, (ii) any Leader Company's participation in the management of any Participation Facility, or (iii) any Leader Company's holding of a security interest in a Operating Property, to the Knowledge of Leader, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader. Prior to the period of (i) any Leader Company's ownership or operation of any of their respective current properties, (ii) any Leader Company's participation in the management of any Participation Facility, or (iii) any Leader Company's holding of a security interest in a Operating Property, to the Knowledge of Leader, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader.

                 5.13 COMPLIANCE WITH LAWS. Leader is duly registered as a savings and loan holding company under the HOLA. Each Leader Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as set forth in Section 5.13 of the Leader Disclosure Memorandum, none of the Leader Companies:

                          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and

                          (b)     has received any notification or
       communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Leader Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Leader Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 5.14 LABOR RELATIONS. No Leader Company is the subject of any Litigation asserting that it or any other Leader Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Leader Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Leader Company, pending or threatened, or to the Knowledge of Leader, is there any activity involving any Leader Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                 5.15     EMPLOYEE BENEFIT PLANS.

                          (a)     Leader has disclosed in Section 5.15 of the
Leader Disclosure Memorandum, and has delivered or made available to UPC prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Leader Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Leader Benefit Plans"). Any of the Leader Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Leader ERISA Plan." Each Leader ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "Leader Pension Plan." No Leader Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                          (b)     All Leader Benefit Plans are in compliance
with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader. Each Leader ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Leader is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Leader Company has engaged in a transaction with respect to any Leader Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Leader Company to a Tax imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                          (c)     No Leader Pension Plan has any "unfunded
current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Leader Pension Plan, (ii) no change in the actuarial assumptions with respect to any Leader Pension Plan, and (iii) no increase in benefits under any Leader Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader or materially adversely affect the funding status of any such plan. Neither any Leader Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Leader Company, or the single-employer plan of any entity which is considered one employer with Leader under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Leader Company has provided, or is required to provide, security to a Leader Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                          (d)     Within the six-year period preceding the
Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Leader Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Leader Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Leader Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                          (e)     Except as disclosed in Section 5.15 of the
Leader Disclosure Memorandum, no Leader Company has any Liability for retiree health and life benefits under any of the Leader Benefit Plans and there are no restrictions on the rights of such Leader Company to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                          (f)     Except as disclosed in Section 5.15 of the
Leader Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Leader Company from any Leader Company under any Leader Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Leader Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                          (g)     The actuarial present values of all accrued
deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Leader Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Leader Financial Statements to the extent required by and in accordance with GAAP.

                 5.16 MATERIAL CONTRACTS. Except as disclosed in the Leader SEC Reports or as disclosed in Section 5.16 of the Leader Disclosure Memorandum, none of the Leader Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Leader Company or the guarantee by any Leader Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict any Leader Company from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Leader Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Leader Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Leader SEC Report filed by Leader with the SEC prior to the date of this Agreement that has not been filed as an exhibit to a Leader SEC Report (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "Leader Contracts"). With respect to each Leader Contract: (i) the Contract is in full force and effect;
(ii) no Leader Company is in Default thereunder; (iii) no Leader Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Leader, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.16 of the Leader Disclosure Memorandum, all of the indebtedness of any Leader Company for money borrowed is prepayable at any time by such Leader Company without penalty or premium.

                 5.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Leader, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Leader Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

Leader, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Leader Company. Section 5.17 of the Leader Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which any Leader Company is a party and which names a Leader Company as a defendant or cross-defendant.

                 5.18 REPORTS. Since January 1, 1992, or the date of organization if later, each Leader Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Leader). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 5.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Leader Company or any Affiliate thereof to UPC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Leader Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Leader Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to UPC's and Leader's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by a Leader Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of UPC and Leader, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Leader Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                 5.20 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Leader Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to Leader that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

                 5.21 STATE TAKEOVER LAWS. Each Leader Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti- takeover Laws (collectively, "Takeover Laws"), including Section 48-35-101 through 48-35-406 of the TBCA.

                 5.22 CHARTER PROVISIONS. Each Leader Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Charter, By-laws or other governing instruments of any Leader Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Leader Company that may be directly or indirectly acquired or controlled by it.


                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF UPC

                 Except as disclosed in the UPC Disclosure Memorandum, UPC hereby represents and warrants to Leader as follows:

                 6.1 ORGANIZATION, STANDING, AND POWER. UPC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.2      AUTHORITY; NO BREACH BY AGREEMENT.

                          (a)     UPC has the corporate power and authority
necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of UPC. Subject to such requisite shareholder approval, this Agreement (which for purposes of this sentence shall not include the Stock Option Agreement) represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                          (b)     Neither the execution and delivery of this
Agreement by UPC, nor the consummation by UPC of the transactions contemplated hereby, nor compliance by UPC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of UPC's Restated Charter of Incorporation or By-laws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under, any Contract or Permit of any UPC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective material Assets.

                          (c)     Other than in connection or compliance with
the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC of the Merger and the other transactions contemplated in this Agreement.

                 6.3 CAPITAL STOCK. The authorized capital stock of UPC consists of (i) 100,000,000 shares of UPC Common Stock, of which 45,565,914 shares are issued and outstanding as of February 29, 1996, and (ii) 10,000,000 shares of UPC Preferred Stock, of which no shares of UPC Series A Preferred Stock, 44,000 shares of UPC Series B Preferred Stock, and 3,496,419 shares of UPC Series E Preferred Stock are issued and outstanding. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of Leader Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of Leader Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of UPC. UPC has reserved for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock in accordance with the provisions of Sections 3.1 and 3.5 of this Agreement.

                 6.4      SEC FILINGS; FINANCIAL STATEMENTS.

                          (a)     UPC has filed and made available to Leader
all SEC Documents required to be filed by UPC since December 31, 1992 (the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer, or investment advisor, none of UPC's Subsidiaries is required to file any SEC Documents.

                          (b)     Each of the UPC Financial Statements
(including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                 6.5 ABSENCE OF UNDISCLOSED LIABILITIES. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of December 31, 1994 and September 30, 1995, included in the UPC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No UPC Company has incurred or paid any Liability since September 30, 1995, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC or (ii) in connection with the transactions contemplated by this Agreement.

                 6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and (ii) the UPC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of UPC provided in Article 7 of this Agreement.

                 6.7      TAX MATTERS.

                          (a)     All Tax Returns required to be filed by or on
behalf of any of the UPC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the UPC Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the UPC Companies.

                          (b)     Adequate provision for any Taxes due or to
become due for any of the UPC Companies for the period or periods through and including the date of the respective UPC Financial Statements has been made and is reflected on such UPC Financial Statements.

                          (c)     Deferred Taxes of the UPC Companies have been
provided for in accordance with GAAP.

                 6.8      ENVIRONMENTAL MATTERS.

                          (a)     To the Knowledge of UPC, each UPC Company,
its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                          (b)     To the Knowledge of UPC, there is no
Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any UPC Company or any of its Operating Properties or Participation Facilities (or UPC in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any UPC Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                          (c)     During the period of (i) any UPC Company's
ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or
(iii) any UPC Company's holding of a security interest in a Operating Property, to the Knowledge of UPC, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC. Prior to the period of (i) any UPC Company's ownership or operation of any of their respective current properties, (ii) any UPC Company's participation in the management of any Participation Facility, or (iii) any UPC Company's holding of a security interest in a Operating Property, to the Knowledge of UPC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

                 6.9 COMPLIANCE WITH LAWS. UPC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. No UPC Company:

                          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and

                          (b)     has received any notification or
       communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any UPC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any UPC Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                 6.10 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any UPC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any UPC Company.

                 6.11 REPORTS. Since January 1, 1992, or the date of organization if later, each UPC Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 6.12 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any UPC Company or any Affiliate thereof to Leader pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to UPC's and Leader's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any UPC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of UPC and Leader, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any UPC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                 6.13 ACCOUNTING, TAX, AND REGULATORY MATTERS. No UPC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to UPC that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

                 7.1 AFFIRMATIVE COVENANTS OF LEADER. Unless the prior written consent of UPC shall have been obtained, and except as otherwise expressly contemplated herein, Leader shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course (which shall include matters of the type set forth in Section
7.1 of the Leader Disclosure Memorandum), (ii) preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

                 7.2 NEGATIVE COVENANTS OF LEADER. Except as specifically permitted by this Agreement or the Supplemental Letter, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Leader covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent shall not be unreasonably withheld:

                          (a)     amend the Charter, By-laws, or other
       governing instruments of any Leader Company, or

                          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Leader Company to another Leader Company) in excess of an aggregate of $250,000 (for the Leader Companies on a consolidated basis) except in the ordinary course of the business of Leader Subsidiaries consistent with past practices (which shall include, for Leader Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Leader Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Leader Disclosure Memorandum); or

                          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Leader Company, or declare or pay any dividend or make any other distribution in respect of Leader's capital stock, provided that Leader may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Leader Common Stock at a rate not in excess of $.18 per share with usual and regular record and payment dates in accordance with past practice disclosed in Section 7.2(c) of the Leader Disclosure Memorandum and such dates may not be changed without the prior written consent of UPC, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Leader Common Stock do not become entitled to receive both a dividend in respect of their Leader Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; or

                          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Leader Common Stock or any other capital stock of any Leader Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                          (e) adjust, split, combine or reclassify any capital stock of any Leader Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Leader Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Leader Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Leader Company) or any Asset having a book value in excess of $200,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less or Federal Home Loan Bank Stock, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Leader Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                          (g) grant any increase in compensation or benefits to the employees or officers of any Leader Company, except in accordance with past practice disclosed in Section 7.2(g) of the Leader Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Leader Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Leader Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Leader Company except in accordance with past practice disclosed in
       Section 7.2(g) of the Leader Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Leader); or

                          (h) enter into or amend any employment Contract between any Leader Company and any Person (unless such amendment is required by Law) that the Leader Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                          (i) adopt any new employee benefit plan of any Leader Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Leader Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Leader Company for material money damages or restrictions upon the operations of any Leader Company; or

                          (l) enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

                 7.3 COVENANTS OF UPC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, UPC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of the UPC Companies, and (ii) take no action which would
(a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of- interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (c) result in UPC entering into an agreement with respect to an Acquisition Proposal with a third party which would result in the Merger not being consummated; provided, that the foregoing shall not prevent any UPC Company from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of UPC, desirable in the conduct of the business of UPC and its Subsidiaries and would not, in the judgment of UPC, likely delay the Effective Time to a date subsequent to the date set forth in Section 10.1(e) of this Agreement.

                 7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                 7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

                 8.1 REGISTRATION STATEMENT; JOINT PROXY STATEMENT; SHAREHOLDER APPROVALS. UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. Leader shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. Leader shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. UPC shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of UPC Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meetings, (i) UPC and Leader shall prepare and file with the SEC a Joint Proxy

Statement and mail such Joint Proxy Statement to their respective shareholders,
(ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement,
(iii) the Boards of Directors of UPC and Leader shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their respective shareholders the approval of the matters submitted for approval, and
(iv) the Boards of Directors and officers of UPC and Leader shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

                 8.2 EXCHANGE LISTING. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of Leader Common Stock or Leader Options pursuant to the Merger, and UPC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

                 8.3 APPLICATIONS. UPC shall prepare and file, and Leader shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least three business days prior to filing, UPC shall provide Leader and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

                 8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, UPC and Leader shall execute and file the Articles of Merger with the Secretary of State of the State of Tennessee in connection with the Closing.

                 8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                 8.6      INVESTIGATION AND CONFIDENTIALITY.

                          (a)     Prior to the Effective Time, each Party shall
keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                          (b)     Each Party shall, and shall cause its
advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                          (c)     Leader shall use its reasonable efforts to
exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Transaction with Leader to preserve the confidentiality of the information relating to Leader provided to such Persons and their Affiliates and Representatives.

                 8.7 PRESS RELEASES. Prior to the Effective Time, Leader and UPC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

                 8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, after the date of this Agreement, no Leader Company nor any Affiliate thereof nor any Representatives thereof retained by any Leader Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Leader's Board of Directors as advised by counsel, no Leader Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Leader may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Leader shall promptly notify UPC orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Leader shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                 8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a

"reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                 8.10 STATE TAKEOVER LAWS. Each Leader Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law.

                 8.11 CHARTER PROVISIONS. Each Leader Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Charter, By-laws, or other governing instruments of any Leader Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Leader Company that may be directly or indirectly acquired or controlled by it.

                 8.12     AGREEMENT OF AFFILIATES.  Leader has disclosed in
Section 8.12 of the Leader Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Leader for purposes of Rule 145 under the 1933 Act. Leader shall use its reasonable efforts to cause each such Person to deliver to UPC not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 4, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Leader Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of UPC and Leader have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such affiliates of Leader in exchange for shares of Leader Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Leader have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to affiliates of Leader pursuant to this Agreement to enforce the provisions of this Section 8.12). UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

                 8.13 EMPLOYEE BENEFITS AND CONTRACTS. Subject to the terms of the Supplemental Letter following the Effective Time, UPC shall provide to officers and employees of the Leader Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Leader Companies prior to the

Effective Time shall be treated as service with a UPC Company participating in such employee benefit plans.

                 8.14     INDEMNIFICATION.

                          (a)     After the Effective Time, UPC shall
indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Leader Companies (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stock Option Agreement) to the full extent permitted under Tennessee Law and by Leader's Charter and By-laws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by UPC is required to effectuate any indemnification, UPC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between UPC and the Indemnified Party.

                          (b)     UPC shall use its reasonable efforts (and
Leader shall cooperate prior to the Effective Time in these efforts) to maintain in effect Leader's existing directors' and officers' liability insurance policy (provided that UPC may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the Consent of Leader given prior to the Effective Time, any other policy) with respect to claims arising from facts or circumstances which occur prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither UPC nor Leader shall be obligated to make premium payments in excess of an aggregate of $100,000 for the entire period in which such policy or policies are in effect.

                          (c)     Any Indemnified Party wishing to claim
indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify UPC thereof, provided that the failure so to notify shall not affect the obligations of UPC under this
Section 8.14 unless and to the extent such failure materially increases UPC's liability under this Section 8.14. In the event of any such Litigation (whether arising before or after the Effective Time), (i) UPC or the Surviving Corporation shall have the right to assume the defense thereof and UPC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if UPC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between UPC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and UPC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that UPC shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) UPC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                          (d)     The Surviving Corporation shall not be liable
for any settlement effected without its prior written consent which shall not be unreasonably withheld. The Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                          (e)     If the Surviving Corporation or any of its
successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

                          (f)     UPC shall pay all reasonable costs, including
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.14. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable Law.

                 8.15 UPC MERGER SUBSIDIARY ORGANIZATION. UPC shall organize UPC Merger Subsidiary under the Laws of the State of Tennessee. Prior to the Effective Time, the outstanding capital stock of UPC Merger Subsidiary shall consist of 1,000 shares of UPC Merger Subsidiary Common Stock, all of which shares shall be owned by UPC. Prior to the Effective Time, UPC Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. UPC, as the sole stockholder of UPC Merger Subsidiary, shall vote prior to the Effective Time the shares of UPC Merger Subsidiary Common Stock in favor of the Plan of Merger.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

                 9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                          (A) SHAREHOLDER APPROVALS. The shareholders of Leader shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The shareholders of UPC shall have approved the issuance of shares of UPC Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE or the NASD.

                          (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities) which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into this Agreement.

                          (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                          (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

                          (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

                          (F) EXCHANGE LISTING. The shares of UPC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                          (G) POOLING LETTERS. Each of the Parties shall have received copies of the letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to UPC, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                          (H) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Leader Common Stock for UPC Common Stock will not give rise to gain or loss to the shareholders of Leader with respect to such exchange (except to the extent of any cash received), and (iii) none of Leader or UPC will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by Leader and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Leader and UPC reasonably satisfactory in form and substance to such counsel.

                 9.2 CONDITIONS TO OBLIGATIONS OF UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 11.6(a) of this
Agreement:

                          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Leader set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Leader set forth in
       Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Leader set forth in Sections 5.20, 5.21, and 5.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Leader set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Leader; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Leader to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                          (C) CERTIFICATES. Leader shall have delivered to UPC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in
       Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and
       (ii) certified copies of resolutions duly adopted by Leader's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as UPC and its counsel shall request.

                          (D) AFFILIATES AGREEMENTS. UPC shall have received from each affiliate of Leader the affiliates letter referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                 9.3 CONDITIONS TO OBLIGATIONS OF LEADER. The obligations of Leader to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Leader pursuant to
Section 11.6(b) of this Agreement:

                          (A) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in
       Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of UPC set forth in Section 6.13 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.13) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                          (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of UPC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                          (C) CERTIFICATES. UPC shall have delivered to Leader (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and
       (ii) certified copies of
       resolutions duly adopted by UPC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Leader and its counsel shall request.

                          (D) EXCHANGE AGENT CERTIFICATION. The Exchange Agent shall have delivered to Leader a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from UPC appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of UPC Common Stock in exchange for all outstanding shares of Leader Common Stock and has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by
       Section 3.4 of this Agreement.


                                   ARTICLE 10
                                  TERMINATION

                 10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of UPC or Leader, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time:

                          (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of Leader; or

                          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Leader and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Leader and Section 9.3(a) of this Agreement in the case of UPC; or

                          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Leader and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of UPC or Leader fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the TBCA and the rules of the NYSE or NASD at the Shareholders' Meetings where the transactions were presented to such shareholders for approval and voted upon; or

                          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 1, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Leader and Section 9.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                          (g) By UPC, if a "Purchase Event" as such term is defined in the Stock Option Agreement, shall have occurred or by Leader, if UPC (or its assignee) exercises the Stock Option Agreement pursuant to Section 3 thereof or exercises its repurchase rights pursuant to
       Section 8 thereof; or

                          (h) By UPC, if, prior to 8:00 a.m. on March 9, 1996, Leader does not execute and deliver to UPC the Stock Option Agreement; or

                          (i) By the Board of Directors of Leader, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                          (1) the Average Closing Price shall be less than $26.39; and

                          (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

       subject, however, to the following three sentences. If Leader refuses to consummate the Merger pursuant to this Section 10.1(i), it shall give prompt written notice thereof to UPC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, UPC shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $26.39 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If UPC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Leader of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(i).

                 For purposes of this Section 10.1(i), the following terms shall have the meanings indicated:

                          "Average Closing Price" shall mean the average of the
              daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                          "Determination Date" shall mean the date on which the
              last Consent of the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision shall be received.

                          "Index Group" shall mean the 16 bank holding
              companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 16 bank holding companies and the weights attributed to them are as follows:

                                      BANK HOLDING COMPANIES                                                  WEIGHTING
                                      AmSouth Bancorporation                                                     7.66%
                                      Central Fidelity Banks, Inc.                                               5.25
                                      Compass Bancshares, Inc.                                                   4.99
                                      Crestar Financial Corporation                                              4.93
                                      Deposit Guaranty Corporation                                               2.56
                                      Fifth Third Bancorp                                                       13.14
                                      First American Corporation                                                 3.65
                                      First Commerce Corporation                                                 4.95
                                      First Tennessee National Corporation                                       4.53
                                      First Virginia Banks, Inc.                                                 4.44
                                      Mercantile Bancorporation, Inc.                                            7.24
                                      Mercantile Bancshares Corporation                                          6.14
                                      National Commerce Bancorp                                                  3.24
                                      Regions Financial Corporation                                              6.03
                                      Signet Banking Corporation                                                 7.73
                                      Southern National Corporation                                             13.52

                                      Total                                                                    100.00%
                                                                                                               =======


                          "Index Price" on a given date shall mean the weighted
              average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                          "Starting Date" shall mean the fourth full trading
              day after the announcement by press release of the Merger.

                          "Starting Price" shall mean the closing price per
              share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

                 If any company belonging to the Index Group or UPC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

                 10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement, the Plan of Merger, and the Supplemental Letter shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

                 10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4 and 11 and Sections 8.12, 8.13, and 8.14 of this Agreement and the provisions of the Supplemental Letter.


                                   ARTICLE 11
                                 MISCELLANEOUS

                 11.1     DEFINITIONS.

                          (a)     Except as otherwise provided herein, the
capitalized terms set forth below shall have the following meanings:

                 "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                 "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or
       (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                 "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Stock Option Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                 "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                 "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                 "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Leader and filed with the Secretary of State of the State of Tennessee relating to the Merger as contemplated by Section 1.1 of this Agreement.

                 "CLOSING DATE" shall mean the date on which the Closing occurs.

                 "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                 "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                 "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                 "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXHIBITS" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                 "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
       Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                 "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                 "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                 "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by UPC and Leader to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and the Plan of Merger, which shall include the prospectus of UPC relating to the issuance of the UPC Common Stock to holders of Leader Common Stock.

                 "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

                 "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                 "LEADER COMMON STOCK" shall mean the $1.00 par value common stock of Leader.

                 "LEADER COMPANIES" shall mean, collectively, Leader and all Leader Subsidiaries.

                 "LEADER DISCLOSURE MEMORANDUM" shall mean the written information entitled "Leader Financial Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                 "LEADER FEDERAL" shall mean Leader Federal Bank for Savings, a federal stock savings bank and a Leader Subsidiary.

                 "LEADER FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Leader as of September 30, 1995, and as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1995, and for each of the three fiscal years ended December 31, 1994, 1993 and 1992, as filed by Leader in SEC Documents, (ii) the consolidated statements of financial position of Leader (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1995, and (iii) the consolidated statements of financial position (including related notes) of Leader as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows (including related notes) for each of the three fiscal years ended December 31, 1995, 1994 and 1993 included in the Leader Disclosure Memorandum.

                 "LEADER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Leader designated as follows:
       (i) Leader Financial Corporation 1993 Stock Option and Incentive Plan and (ii) Leader Financial Corporation Management Recognition Plans "A" through "Q".

                 "LEADER SUBSIDIARIES" shall mean the Subsidiaries of Leader, which shall include the Leader Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Leader in the future and owned by Leader at the Effective Time.

                 "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                 "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                 "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                 "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                 "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities (including changes in insurance deposit assessment rates and changes requiring the recapture of bad debt reserves but excluding changes in Federal Housing Authority/Veterans Association regulations or policies that have a material adverse impact on the results of operations of a Party), (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transaction contemplated hereby, (d) changes in economic conditions generally affecting Southeastern financial institutions, and (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Leader as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

                 "NYSE" shall mean the New York Stock Exchange, Inc.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OPERATING PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                 "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                 "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                 "PARTY" shall mean either Leader or UPC, and "PARTIES" shall mean both Leader and UPC.

                 "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                 "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 1.

                 "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                 "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the shareholders of Leader in connection with the transactions contemplated by this Agreement.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

                 "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                 "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                 "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                 "SHAREHOLDERS' MEETINGS" shall mean the respective meetings of the shareholders of UPC and Leader to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                 "STOCK OPTION AGREEMENT" shall mean the Stock Option Agreement of even date herewith issued to UPC by Leader, substantially in the form of Exhibit 1.

                 "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                 "SUPPLEMENTAL LETTER" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements in addition to those included in this Agreement, substantially in the form of Exhibit 3.

                 "SURVIVING CORPORATION" shall mean Leader as the surviving corporation resulting from the Merger.

                 "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                 "TBCA" shall mean the Tennessee Business Corporation Act.

                 "UPC CAPITAL STOCK" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

                 "UPC COMMON STOCK" shall mean the $5.00 par value common stock of UPC.

                 "UPC COMPANIES" shall mean, collectively, UPC and all UPC Subsidiaries.

                 "UPC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Union Planters Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to Leader describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of UPC as of September 30, 1995, and as of December 31, 1994 and 1993, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1995, and for each of the three years ended December 31, 1994, 1993 and 1992, as filed by UPC in SEC Documents, (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1995, and (iii) the consolidated balance sheets (including related notes) of UPC as of December 31, 1995 and 1994, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes) for each of the three fiscal years ended December 31, 1995, 1994 and 1993 included in the UPC Disclosure Memorandum.

                 "UPC MERGER SUBSIDIARY" shall mean the wholly owned subsidiary of UPC to be organized to effect the Merger under the Laws of the State of Tennessee and with the name of UPC Merger Subsidiary, Inc.

                 "UPC MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of UPC Merger Subsidiary.

                 "UPC PREFERRED STOCK" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock, (ii) Series B, $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock ("UPC Series B Preferred Stock"), and (iii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock").

                 "UPC RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

                 "UPC RIGHTS AGREEMENT" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and UPNB, as Rights Agent.

                 "UPC SUBSIDIARIES" shall mean the Subsidiaries of UPC.

                          (b)     The terms set forth below shall have the
meanings ascribed thereto in the referenced sections:

                 Allowance                                          Section 5.9
                 Average Closing Price                              Section 10.1(i)
                 Bank Merger                                        Section 1.5
                 Closing                                            Section 1.2
                 Determination Date                                 Section 10.1(i)
                 Effective Time                                     Section 1.3
                 ERISA Affiliate                                    Section 5.15(c)
                 Exchange Agent                                     Section 4.1
                 Exchange Ratio                                     Section 3.1(c)
                 Indemnified Party                                  Section 8.14(a)
                 Index Group                                        Section 10.1(i)
                 Index Price                                        Section 10.1(i)
                 Index Ratio                                        Section 10.1(i)
                 Leader Benefit Plans                               Section 5.15(a)
                 Leader Contracts                                   Section 5.16
                 Leader ERISA Plan                                  Section 5.15(a)
                 Leader Options                                     Section 3.5(a)
                 Leader Pension Plan                                Section 5.15(a)
                 Leader SEC Reports                                 Section 5.5(a)
                 Merger                                             Section 1.1
                 Starting Date                                      Section 10.1(i)
                 Starting Price                                     Section 10.1(i)
                 Takeover Laws                                      Section 5.21
                 Tax Opinion                                        Section 9.1(h)
                 UPC Ratio                                          Section 10.1(i)
                 UPC SEC Reports                                    Section 6.4(a)

                          (c)     Any singular term in this Agreement shall be
deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                 11.2     EXPENSES.

                          (a)     Except as otherwise provided in this Section
11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1995.

                          (b)     Nothing contained in this Section 11.2 shall
constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

                 11.3 BROKERS AND FINDERS. Except for Sandler O'Neill & Partners, L.P. as to Leader and except for Stifel, Nicolaus & Company, Incorporated as to UPC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Leader or UPC, each of Leader and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

                 11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement and the Supplemental Letter (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 of this Agreement.

                 11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of UPC Common Stock or Leader Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the holders of Leader Common Stock without the further approval of such shareholders.

                 11.6     WAIVERS.

                          (a)     Prior to or at the Effective Time, UPC,
acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Leader, to waive or extend the time for the compliance or fulfillment by Leader of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

                          (b)     Prior to or at the Effective Time, Leader,
acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Leader under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Leader.

                          (c)     The failure of any Party at any time or times
to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

                 11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

                 11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                 Leader:                Leader Financial Corporation
                                        158 Madison Avenue
                                        Memphis, Tennessee 38103
                                        Telecopy Number:  (901) 578-2049

                                        Attention: Edgar H. Bailey
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                 Copy to Counsel:       Leader Financial Corporation
                                        158 Madison Avenue
                                        Memphis, Tennessee 38103
                                        Telecopy Number:  (901) 578-2049

                                        Attention: Catherine C. Stallings
                                                   General Counsel

                                        Housley, Kantarian & Bronstein
                                        1220 19th Street, N.W., Suite 700
                                        Washington, D.C.  20036
                                        Telecopy Number:  (202) 822-0140

                                        Attention: Harry K. Kantarian

                 UPC:                   Union Planters Corporation
                                        7130 Goodlett Farms Parkway
                                        Memphis, Tennessee 38018
                                        Telecopy Number:  (901) 383-2877

                                        Attention: Jackson W. Moore
                                                   President

                 Copy to Counsel:       Alston & Bird
                                        601 Pennsylvania Avenue
                                        North Building, Suite 250
                                        Washington, D.C.  20004
                                        Telecopy Number:  (202) 508-3333

                                        Attention: Frank M. Conner III

                 11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

                 11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                 11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

                 11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                 IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                                      LEADER FINANCIAL CORPORATION


By:  /s/ Catherine C. Stallings              By:  /s/ Edgar H. Bailey
     --------------------------                   -------------------
     Catherine C. Stallings                       Edgar H. Bailey
     Secretary                                    Chairman of the Board and
                                                  Chief Executive Officer



[CORPORATE SEAL]


ATTEST:                                            UNION PLANTERS CORPORATION


By:  /s/ E.J. House, Jr.                             By: /s/ Jackson W. Moore
     ------------------                                  --------------------
     E.J. House, Jr.                                     Jackson W. Moore
     Secretary                                           President



[CORPORATE SEAL]